Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 13, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for convertible debt instruments (Note 2), as to which the date is August 21, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated August 21, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
August 21, 2009